Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE for August 2, 2007

Contact:	Allen & Caron	IceWEB, Inc.
	Rudy Barrio (investors)	Gary Dunham
	Brian Kennedy (media)	703 964 8000
	212 691 8087	investor@IceWEB.com
r.barrio@allencaron.com
brian@allencaron.com

IceWEB™ Updates Yearly Projection to $19,000,000

Revenue in 3rd Quarter up 337% over 3rd Quarter ‘06

Herndon, Virginia – August 2, 2007 – IceWEB Inc., www.iceWEB.com (OTCBB: IWEB), announced today that the company is upgrading its revenue forecast for fiscal 2007 to $19,000,000 from previously estimated $17,000,000. The company will hold an Investor Conference Call on August 15, 2007 at 10:00am. Dial in number for USA: 866-309-0490 For international callers 720-348-6820 Meeting ID: 1424520. The company is eager to hear from shareholders and any interested parties. Please submit any questions, ideas or recommendations to investor@iceweb.com before 5:30pm EST on Friday August 10th, 2007.

IceWEB CEO and Chairman, John R. Signorello, stated, “Our third quarter was significantly improved over the same quarter last year. The momentum is now building for 2008 to be a breakout year. We anticipate organic growth to produce $30,000,000 in sales in 2008. The sales performance we expect to deliver this year, $19,000,000, coupled with the infrastructure we currently have in place positions us to strategically grow all aspects of the business moving forward.”

To be added to IceWEB’s investor relations email list please click on the following link: http://www.iceweb.com/home_investrelations.asp or call Investor Relations at 703-964-8000 ext 0961.

About IceWEB

IceWEB, Inc., (OTC BB: IWEB), utilizes a hosted software services model that brings technologies normally reserved for large corporations to the small business customer. By subscribing to IceWEB’s flagship products, IceMAIL and IcePORTAL small and medium sized businesses can now have the benefits of these more advanced software systems for a low ‘pay as you grow’ basis instead of being faced with large up-front capital expenses. IceWEB also provides network infrastructure solutions services to our enterprise and Government customers with a specific focus on network security. Founded in 2000, IceWEB is headquartered in Herndon, VA, and serves customers in the public and private sectors. For more information, please visit http://www.IceWEB.com or http://www.IceMAIL.com.

Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements.

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